UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

March 31, 2014
(Date of earliest event reported)

LABORATORY CORPORATION OF
AMERICA HOLDINGS
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11353	13-3757370
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 South Main Street,
Burlington, North Carolina	27215	336-229-1127
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Laboratory Corporation of America® Holdings announced that Drs. Arthur H. Rubenstein and M. Keith Weikel will retire from the Board at the conclusion of their current term on May 14, 2014 pursuant to Board’s mandatory retirement policy. On March 28, 2014, Wendy E. Lane informed the Board of Directors of her decision to retire from the Board On May 14, 2014.

The Company also announced that Dr. D. Gary Gilliland, M.D., Ph.D has been appointed to its Board of Directors, effective April 1, 2014. He will receive compensation consistent with the Company’s normal policy for outside directors. Dr. Gilliland, age 59, is the inaugural Vice Dean and Vice President for Precision Medicine at the Perelman School of Medicine at the University of Pennsylvania. From 2009 until he joined Penn Medicine, Dr. Gilliland was Senior Vice President of Merck Research Laboratories and Oncology Franchise Head. Prior to joining Merck, Dr. Gilliland was a member of the faculty at Harvard Medical School for nearly 20 years, where he served as Professor of Medicine and a Professor of Stem Cell and Regenerative Biology. He was also an Investigator of the Howard Hughes Medical Institute from 1996 to 2009, Director of the Leukemia Program at the Dana-Farber/Harvard Cancer Center from 2002 to 2009, and Director of the Cancer Stem Cell Program of the Harvard Stem Cell Institute from 2004 to 2009. Dr. Gilliland has a Ph.D. in Microbiology from UCLA and an M.D. from UCSF. He is Board Certified in Internal Medicine, including Hematology and Medical Oncology, by the American Board of Internal MedicineTM and had his Fellowship training in Hematology and Medical Oncology, all at Harvard Medical School.

Item 7.01	Regulation FD Disclosure

On March 31, 2014, LabCorp issued the press release attached to this Form 8-K as Exhibit 99.1 announcing the retirement of Ms. Lane and Drs. Rubenstein and Weikel and the appointment of Dr. Gilliland.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated March 31, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Registrant

By:	/s/ F. SAMUEL EBERTS III
F. Samuel Eberts III
Chief Legal Officer and Secretary

March 31, 2014